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                         [LEDGEWOOD LAW FIRM LETTERHEAD]






                                 April 11, 2003


Resource America, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Gentlemen/Ladies:

         We have acted as counsel to Resource America, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement, and any amendments thereto (the "Registration Statement"), on Form S-3 (Registration No. 333-103085), under the Securities Act of 1933, as amended (the "Act"), with respect to the cash offering (the "Offering") by the Company of its 12% Senior Notes due 2008 (the "New Notes"), including the unconditional guarantees (the "Guarantees") of the New Notes by the Company's subsidiaries (the "Guarantors") listed on the front cover of the Registration Statement. We have also acted as counsel to the Guarantors. In connection with the foregoing, you have requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company and the Guarantors in connection with the Offering. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all signatories and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. We are not aware of any facts which would lead us to conclude that any document submitted to us is not authentic and, if a copy, that it does not conform to the original. In accordance with our general policies, we have assumed that no fraud or dishonesty exists with respect to any matters relevant to the opinions hereinbelow expressed. However, we have no reason to believe that the foregoing assumption is correct.

         We are attorneys admitted to practice before the courts of the United States and the Commonwealth of Pennsylvania. The opinions set forth herein are limited to matters governed by the laws of the United States, the internal laws of the Commonwealth of Pennsylvania, without reference to choice of law provisions thereunder, and to matters of general corporate law of the State of Delaware relevant to this opinion. No opinion is expressed with respect to the laws of any other state or to the application of any such laws.

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Resource America, Inc.
April 11, 2003
Page 2



         Based upon and subject to the foregoing, we are of the opinion that:

                  1. When issued, the New Notes will be duly authorized, validly issued, fully paid, non-assessable and constitute valid, legally binding obligations of the Company.

                  2. When issued, the Guarantees will constitute valid, legally binding obligations of the Guarantors.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the SEC.



                                   Very truly yours,

                                   /s/ LEDGEWOOD LAW FIRM, P.C.
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                                   LEDGEWOOD LAW FIRM, P.C.